Exhibit 1.19

VIVO PARTICIPAÇÕES S.A.
Public Held Company with Authorized Capital
CNPJ MF 02.558.074/0001-73 - NIRE 35.3.001.587-92

TELECOMUNICAÇÕES DE SÃO PAULO S.A. – TELESP
Public Held Company with Authorized Capital
CNPJ MF 02.558.157/0001-62 - NIRE 35.3.001.5881-4

Telesp and Vivo are Brazilian companies.  Information distributed in connection with the proposed share merger and the related shareholder vote is subject to Brazilian disclosure requirements that are different from those of the United States.
Any financial statements and financial information included herein is prepared in accordance with Brazilian accounting standards that may not be comparable to the financial statements or financial information of United States companies.It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the share merger, since the companies are located in Brazil and substantially all of their officers and directors are residents of Brazil.  You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws.  Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the companies may purchase shares of the companies otherwise than under the share merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction.

Notice to Shareholders

The Managements of Vivo Participações S.A. (“Vivo Part.”) and of Telecomunicações de São Paulo S.A. –Telesp ("Telesp") (jointly referred to as “Companies”), announce that, on April 27, 2011, the respective general shareholders’ meetings of the Companies approved, the merger of shares of Vivo Part. into Telesp, that resulted in Vivo Part. becoming a wholly-owned subsidiary of Telesp (“Corporate Restructuring”), as described in the Notices of Material Fact dated as of December 27, 2010 and of March 25, 2011.

1. Withdrawal Rights. The holders of common and preferred shares of Telesp and of common shares of Vivo Part. that dissent from the merger of shares of Vivo Part. into Telesp are entitled to withdraw from the respective Companies upon the reimbursement of the shares of the respective Companies in which they were shareholders on December 27, 2010, the date of publication of the first Notice of Material Fact related to the transaction. The respective reimbursement amounts to be paid to the dissenting holders of common and preferred shares of Telesp, and to the holders of common shares of Vivo Part., calculated based on the net worth value of the shares, as stated in the balance sheet of each of the Companies, dated as of December 31, 2010, are the following: (i) the net worth amount per common or preferred share of Telesp is of R$ 23.06; and (ii) the net worth amount per common share of Vivo Part. is of R$ 25.30; because the exchange ratio value established in the Protocol of Merger is more favorable than that calculated based on the Companies’ net worth at market prices.

2. Withdrawal rights period.In view of the publication, on April 28, 2011, of the minutes of the general shareholders´ meetings of the Companies which approved the Corporate Restructuring, the right of withdrawal may be exercised by the shareholders referred in item 1 above that wish to do so, from April 28, 2011 until May 30, 2011.

The payment to the shareholders who exercise their withdrawal rights will be made on June 7, 2011.

3. Qualification terms and conditions. The holders of shares deposited at BM&FBOVESPA shall, if they wish to do so, exercise their withdrawal rights, through their custody agents.

VIVO PARTICIPAÇÕES S.A.
Public Held Company with Authorized Capital
CNPJ MF 02.558.074/0001-73 - NIRE 35.3.001.587-92

TELECOMUNICAÇÕES DE SÃO PAULO S.A. – TELESP
Public Held Company with Authorized Capital
CNPJ MF 02.558.157/0001-62 - NIRE 35.3.001.5881-4

The shareholders of Vivo Part. and of Telesp that are in custody with BANCO BRADESCO S.A., the financial institution responsible for the custody of the book-entry shares of the Companies, shall exercise their withdrawal rights by filling a form of “Exercise of the Withdrawal Right” (“Exercício do Direito de Recesso”), available in any branch of such financial institution, within the bank’s business hours, and shall deliver certified copies of the following documents:

(i) INDIVIDUALS: CPF (Individual Taxpayer Register), RG (Identity Card) and updated address proof (02 months at most).

(ii) LEGAL ENTITIES: CNPJ (Legal Entities Taxpayers Register), Bylaws/Articles of Association and respective amendments, as well as the documents of its partners/legal representatives (appointment act, CPF, RG and address proof).

The shareholders who wish to be represented by attorneys in fact shall deliver, in addition to the documents mentioned herein above, the respective public power of attorney, which shall grant special powers to the attorney in fact authorizing him to express, on behalf of the grantor, the wish to exercise the withdrawal rights and request the reimbursement of the shares.

4. Trading of shares

After the end of the withdrawal rights period, if the Companies decide to maintain the Corporate Restructuring, as provided in the third paragraph of article 137 of Law 6,404/76 (such decision to be disclosed to the market), the trading of the Companies’ shares shall be performed as follows:

(a) the sale of shares of Vivo Part. by means of the banking agreement (convênio bancário) shall be suspended between June 6, 2011 (inclusive) and June 10, 2011 (inclusive);

(b) the assistance to the shareholders of Vivo Part. for the transfer of shares, sale of shares and blocking, shall be executed until June 7, 2011. As from June 8, 2011 the shares of these Companies shall only be traded with the trading code of Telesp: TLPP3 for the common shares and TLPP4 for the preferred shares;

(c) the blockings issued in favor of the shareholders of Vivo Part. shall be valid until June 10, 2011;

VIVO PARTICIPAÇÕES S.A.
Public Held Company with Authorized Capital
CNPJ MF 02.558.074/0001-73 - NIRE 35.3.001.587-92

TELECOMUNICAÇÕES DE SÃO PAULO S.A. – TELESP
Public Held Company with Authorized Capital
CNPJ MF 02.558.157/0001-62 - NIRE 35.3.001.5881-4

(d) as provided for in item 2.3 of the Notice of Material Fact announced on March 25, 2011, for each common or preferred shares of Vivo Part., it shall be issued 1.55 shares of Telesp of the respective kind; and

(e) as from June 13, 2011, the sale of shares through banking agreement (convênio bancário), as well as the transfer of shares of Vivo Part. in the over-the-counter market, shall restart, already reflecting the shares of Telesp issued as a result of the merger of shares of Vivo Part. approved in the general shareholders’ meetings of April 27, 2011.

The fractional shares resulting from the calculation of the exchange ratio shall be separated, grouped in whole numbers and sold in one or subsequent auctions to be held at BM&FBOVESPA as from June 20, 2011, until the sale of the totality of such fractional shares.

Between April 28, 2011 and the last day for the trading of shares of Vivo Part. (June 7, 2011, inclusive), the holders of Vivo Part. shares may, at their sole discretion, acquire in the market as many shares issued by Vivo Part. as necessary to, after the conversion of Vivo Part. shares into Telesp shares, obtain a whole number of Telesp shares, without any fractions.

The amount resulting from the sale of fractions shall be kept available to the shareholders owners of such fractions at the Depositary Institution of book-entry shares of Telesp, Banco BRADESCO S.A., and the payment shall be done to the respective owners in any of its agencies, by means of a formal request. The amount corresponding to the fractions owned by shareholders who have shares deposited at BM&FBOVESPA shall be credited directly at BM&FBOVESPA, which will be responsible for transferring it to the shareholders through the custody agents.

São Paulo, April 27, 2011.

VIVO PARTICIPAÇÕES S.A.
Public Held Company with Authorized Capital
CNPJ MF 02.558.074/0001-73 - NIRE 35.3.001.587-92

TELECOMUNICAÇÕES DE SÃO PAULO S.A. – TELESP
Public Held Company with Authorized Capital
CNPJ MF 02.558.157/0001-62 - NIRE 35.3.001.5881-4

Cristiane Barretto Sales Investor Relations Officer Vivo Participações S.A. VIVO – Investor Relations Tel: +55 11 7420-1172 Email: ri@vivo.com.br Information available: www.vivo.com.br/ri

Gilmar Roberto Pereira Camurra
Investor Relations Officer
Telecomunicações de São Paulo S.A. – Telesp
Telesp – Investor Relations
Tel: +55 11 3549 7200
Email: ri.telefonicabr@telefonica.com.br
Information available: www.telefonica.com.br